Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated October 18, 2012, with respect to the financial statements of Five Oaks Investment Corp. contained in the Registration Statement and Prospectus.  We consent to the use of aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

New York, New York

January 22, 2013